Exhibit 3.10

EIGHTH AMENDMENT
TO THE LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP

This EIGHTH AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP, dated as of December 31, 2009 (this “Amendment”), is made by ConCap Equities, Inc., a Delaware corporation (the “General Partner”).  All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Consolidated Capital Institutional Properties, LP, a Delaware limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Limited Partnership Agreement of Consolidated Capital Institutional Properties, dated as of April 28, 1981, as amended to date (the “Partnership Agreement”); and

WHEREAS, Section 22.14 of the Partnership Agreement provides that the Series C Interests may be terminated upon a sale or other disposition of all or substantially all of the assets of such series; and

WHEREAS, the General Partner has completed the sale of all of the assets allocated to the Series C Interests and completed a winding up of the affairs of such series; and

WHEREAS, the General Partner deems it advisable that the Partnership Agreement be amended to reflect the termination of the Series C Interests.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.                    Termination of Series C.  The Series C Interests have been terminated.

2.                    Amendment to the Partnership Agreement.  The Partnership Agreement is hereby amended by the addition of a new Section 22.15, which will read in its entirety as follows:

“22.15     Termination of Series C Interests.  Effective as of the close of business on December 31, 2009, the Series C Interests were terminated.”

3.                    Miscellaneous.

(a)                 Effect of Amendment.  In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)                 Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)                 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

CONCAP EQUITIES, INC.,
a Delaware corporation

By:    /s/Lisa R. Cohn
Lisa R. Cohn
Executive Vice President and Secretary